EXHIBIT 2.1 TO FORM 8-K




August 22, 2003

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC  20549

Gentlemen:

We have read the statements made under Item 4 of the report on Form 8-K of Silver Butte Mining Company, Inc. dated August
22, 2003 and have the following comments:

-	With respect to Item 4(a), we agree with the statements.
-	With respect to Item 4(b), we have no basis to agree or
disagree with those statements.
-	With respect to Item 4(c), we agree with the statements.


Very truly yours,

/s/ DeCoria, Maichel & Teague P.S.

Spokane, Washington
August 22, 2003